Exhibit 10.17


                             MULTIMEDIA, INC.
                      BOARD OF DIRECTORS RESOLUTION
               RESPECTING RETIREMENT OF WALTER E. BARTLETT
                           AND RELATED MATTERS



 Section 3.1 of Article III of the Supplemental Executive Retirement for Walter
 E. Bartlett (effective as of July 1, 1991) is hereby amended to provide for eligibility for the full amount of the retirement benefit provided under such plan, the period for measuring eligibility to run from July 1, 1991 through the present date, in lieu of the period ending December 31, 1994 as originally provided under such plan. Mr. Bartlett shall be entitled to the full amount of the retirement benefit in 120 installments as provided under such plan, commencing February 1, 1995.